EXHIBIT 10.3

1st Farm Credit Services
At the heart of a growing America
Peoria Branch – I-74 & DuBois Road – P.O. Box 70 – Edwards, IL 61528-0070 – (309) 676-0069 – Fax (309) 676-1398

Term Sheet Proposal

This is a proposed term sheet for a possible lending relationship between Blackhawk Biofuels, LLC (Borrower) and 1st Farm Credit Services or its agent/assignee (Lender). The loan proposal described below is conditioned upon completion and approval of loan underwriting requirements leading to a loan commitment and conditions precedent contained herein.

BLACKHAWK BIOFUELS, LLC

FREEPORT, IL

LOAN TERMS AND CONDITIONS

June 6, 2007

Borrower:	Blackhawk Biofuels, LLC

Project Costs:	The total estimated cost of this 30 million gallon biodiesel production project is $62,000,000 per the Borrowers updated sources and uses estimate dated 05/30/07.

Minimum Equity Funding:	The borrower will provide a minimum of $34,500,000 of equity contribution as follows: Member cash equity $34,500,000. All non-cash equity sources must be approved by lender.

Construction Facility:	1st Farm Credit Services will provide a single construction loan of a maximum of $27,500,000 or approximately $.917/gallon.

Maturity Date:	Maturity date of construction credit facility will be for 16 months based upon the loan closing date of those facilities.

Purpose:	The purpose of the loan is for the construction of a 30 million gallon biodiesel and co-product production facility.

Availability Period:

The construction loan is available from the day of formal loan closing until the earlier of 60 days post construction or the maturity date. A third party engineer must certify confirmation of the end of the construction period.

Construction Loan Interest Payments:

Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 365 days. Accrued construction interest is due quarterly from the month of closing.

Construction Bonding:	Construction bonding acceptable to the lender will be required.

Term Facility:

1st Farm Credit Services will provide a term loan of a maximum of $25,000,000 or approximately $.83/gallon. Upon completion of construction and with appropriate certification of the plant operation, the total outstanding construction loan balance will be converted into the term credit facility.

Maturity Date:	Maturity date of term credit facility will be for ten years based upon the loan closing date of those facilities.

Purpose:	The purpose of the loan is for the long term financing of a 30 million gallon biodiesel and co-product production facility.

Principal and Interest Payments:

All principal payments are due quarterly along with interest (calculated on a 365 day basis) as will be described in the term loan facilities. The term loan amortization will be equal payments of principal and interest fully amortized on a 10 year schedule.

Voluntary Prepayments:

There will be a penalty if prepayment of the senior term facility indebtedness is paid in its entirety according to the following schedule: If within one year after the conversion to the term facility senior = 2 percent; If within the second year after the conversion to the senior term loan = 1 percent.

USDA Guarantees: Term Facility A:	Approval of a 60% USDA Business & Industry Guarantee with conditions acceptable to the Lender is required prior to closing.

Term Facility B:	Approval of a 70% USDA Renewable Systems and Energy Efficiency Improvements Guarantee with conditions acceptable to the Lender is required prior to closing.

Interest Rates- Term Facility A & B	At conversion, up to 50% of the term loan facility is eligible for the variable base rate at 90-dayi LIBOR plus 340 basis points.

Variable rate incentive pricing:
After receipt of the first annual audit report post conversion, variable rate reductions or premiums are offered based upon achievement of certain owner equity benchmarks and loan covenant compliance; as measured according to lenders underwriting methods.
When owner equity is less than 50%; LIBOR + 365 bps
When owner equity is >50% - <60%: LIBOR + 340 bps
When owner equity is >60% - <70%: LIBOR + 300 bps
When owner equity is >70%: LIBOR + 275 bps

Fixed Rate:
A minimum of 50% of the term facility will be required to be priced on fixed rates at the conversion of the construction loan to the term loan. The rate will be determined by adding 325 bps to Lender’s funding costs or a similar benchmark existing at the time of conversion.

Fixed rates are not eligible for rate incentives.

Operating Facility:	1st Farm Credit Services will provide an operating Line of Credit of a maximum of $5,000,000.

Maturity Date:	Maturity date of operating Line of Credit facility will be 364-days from the loan closing date of those facilities.

Purpose:	General operating and risk management funding needs.

Borrowing Base:	Loan will be governed by a monthly borrowing base which will limit the outstanding balance under the loan to a maximum of 75% of the value of inventory at cost and receivables to be defined.

Principal and Interest Payments:	Principal will be due at loan maturity. Quarterly interest payments (calculated on a 365 day basis) required.

Interest Rate- Operating Loan	The operating loan facility is eligible for the variable base rate of the 30-day LIBOR plus 325 bps.

Fees:	1. There will be a $225,000 underwriting and participation fee; $50,000 is due upon acceptance of the term sheet by the borrower and $175,000 is due at loan closing.

2. There will be an annual servicing fee of $25,000 beginning at the conversion of the construction loan to the term facility and annually thereafter until loan maturity. The servicing fee is solely for the account of the lender, not the participants. 3. There will be an unused commitment fee of 30 bps paid quarterly during the term of the Operating Line of Credit.

Costs:

All costs associated with this construction and senior loan are the responsibility of the borrower. Some of these costs include but are not limited to: appraisal, title insurance, engineer oversight, document recording, legal costs, construction bonding, interest swap agreement and guarantee fees.

Security:

First security interest covering all real estate and personal property including but not limited to such things as accounts receivables, inventory, machinery, equipment and investments. Assignment of all material contracts per lender discretion. Maximum 60% combined term loans to facility value required.

Documentation:

The Loans will be subject to the negotiation, execution and delivery of a definitive Master Loan Agreement (including schedules, exhibits and ancillary documentation) and all such other documentation (“Loan Documents”). The terms, conditions and definitions in this Term Sheet are set forth in relative detail not for the purpose of establishing precise terminology for the Loan Documents, but for the purpose of establishing the basic elements of the offered financing package.

Representations and Warranties, Conditions Precedent, Affirmative and Negative Covenants:

Documentation will contain representations, warranties, conditions precedent, affirmative (including, without limitation, the Financial Covenants) and negative covenants, reporting requirements that are reasonable and customary for Loans of this type.

Participants:	This commitment is subject to 1st Farm Credit Services obtaining sufficient participants to fund the transactions as outlined.

This space left intentionally blank.

CONDITIONS PRECEDENT:

1.

Borrower or a permitted assignee is to provide Lender with copies of all agreements with third parties, including but not limited to the following areas: construction, management, output marketing, input purchasing, transportation, rail access, water & wastewater treatment, energy sources & distribution, road improvement, insurance and other contracts used in the normal operations of Borrower. Lender approval of all agreements is required.

2.	Assignments of all applicable contracts to be provided to Lender prior to loan closing.

3.	Borrower will provide Lender with proof of insurance naming the primary lender as lender’s loss payable and/or mortgagee as requested. Lender approval of all insurance coverage is required.

4.	Independent construction inspections are to occur on a scheduled basis, with unscheduled inspections by Lender and/or Bank Group at their discretion.

5.

Borrower will provide 1st FCS with proof of total equity prior to first advance of loan disbursements. Cash equity requirements will be not less than $27,000,000 with combined cash equity plus a Letter of Credit payable to lender totaling 34,500,000. The Letter of Credit and Draw Conditions must be acceptable to the lender.

6.	All equity will be disbursed by the designated Lender escrow agent for agreed upon construction purposes prior to the first disbursement of loan proceeds.

7.	If applicable, Borrower will accept the designated agent of 1st Farm Credit Services for co-leading the senior debt of this project.

8.	Completion of an acceptable appraisal by a third party appraiser as selected by Lender supporting the maximum 60% term loan to value requirement.

9.	Borrower to provide Lender copies of all necessary permits to construct and operate proposed facilities.

10.	Approval and compliance with all conditions required to obtain the USDA guarantees.

LOAN COVENANTS:

1.

To achieve and maintain minimum working capital of $7.0 million at the end of the construction period, $8.5 million after the end of the first 12 months of production, $10.0 million after the end of the first 24 months of production and to be maintained continually at $10.0 million thereafter. Working Capital to be defined as GAAP basis current assets less GAAP basis current liabilities.

2.	To achieve and maintain a minimum Owner Equity of 50% at the end of the construction period and thereafter. Owner Equity to be defined as GAAP basis equity divided by GAAP basis total assets.

3.

To achieve and maintain a minimum Net Worth of not less than $32M at the end of the construction period and thereafter. Net Worth to be defined as GAAP basis total assets less GAAP basis total liabilities.

4.

To achieve and maintain a minimum Debt Service Coverage Ratio of at least 1.20 in the first year and all subsequent year’s of operations. Debt Service Coverage Ratio is defined as: i) net income after taxes, plus depreciation and amortization divided by ii) current portion of long term debt. Initial measuring time is the end of the first full year after production and will be measured annually based on fiscal year-end audit thereafter.

5.

No distributions/dividends will be allowed for the first 3 fiscal years of operation aftser the construction loan is converted to term loans. Thereafter, the maximum distributions/dividends allowed will be 30% of previous year’s net income, including state and federal incentive payments. Distributions/dividends may be paid out annually or as negotiated with lender, based on a 12-month year to be determined by Lender and Borrower, after Lender has received annual audited financial statements and after all Lender covenants are met on a post-distribution/dividend basis.

6.	Maximum annual capital expenditures, other than construction of the plant per approved plans, of not greater than $250,000.

7.	No additional borrowings without Lender approval.

8.	Free Cash Flow Sweep

In addition to the Term Loan payment schedule, the Company shall also within 120 days of each fiscal year end make a sweep payment applied to the principal installment in inverse order of maturity of the term loan equal to 75% of the available (if any) Free Cash Flow* of the Company. The Free Cash Flow payment requirement will be limited to a maximum $2,500,000 annually and will be discontinued when the aggregate total received, exceeds $10,000,000.

Not withstanding the paragraph above, in any periods in which the Federal Biodiesel Tax Credit is scheduled to expire in less than 12 months or is reduced to < $.80/gallon or is replaced by an alternative support structure not acceptable to the Lender in its sole discretion, the Free Cash Flow Sweep rate will increase to 100% and the annual/aggregate limits will not apply.

Cash Flow Sweeps will be suspended in any year where owner equity is >70% but will be reinstated if the owner equity goes below 70% owner equity.

*The term “Free Cash Flow” is defined as the Company’s annual profit, plus the respective fiscal year depreciation and amortization expense, minus allowed capitalized expenditures for fixed assets, allowed dividends/distributions to the members/owners, and regular scheduled term loan payments to Lender and other long-term creditors.

9.	Lender must approve any changes in plant management or any decision to excuse management.

10.	Lender approval of all construction changes orders required.

11.

To provide monthly interim compiled financial statements (balance sheet and income statement), prepared in accordance with GAAP along with calculations of financial covenants and borrowing base, within thirty (30) days of month-end.

12.	To provide accountant prepared unqualified audit of fiscal year-end financial statements within 120 days of fiscal year-end.

13.	To provide a quarterly Compliance Certificate, completed by the Plant or General Manager, certifying that Borrower is in compliance with all Lender covenants, within thirty days of quarter-end.

14	To provide a monthly production report in form agreed between the parties outlining input and output levels within thirty days of month-end.

15.	Lender approval of the plant’s initial Risk Management Plan and any significant modification is required.

This commitment expires if not accepted and presented to 1st Farm Credit Services by Borrower before 07/06/07. Borrower hereby accepts this Term Sheet.

Signed by	/s/ Ronald Mapes	Dated: July 5, 2007

Signors printed name:	Ronald Mapes,
Chairman